Exhibit (10)(iii)(o)

EXECUTIVE EMPLOYMENT AGREEMENT

	This Executive Employment Agreement, effective as of the Closing under the Contribution Agreement among The Dow Chemical Company, The Hartford Steam Boiler Inspection and Insurance Company, Dow Environmental Inc., and Radian Corporation (the "Effective Date"), is by and between Radian International LLC (the "Company") and Donald M. Carlton (the "Executive").

WHEREAS, the parties desire to enter into this Agreement pertaining to the employment of the Executive by the Company;

NOW THEREFORE, the Company and the Executive agree as follows:


1. Term of Employment


1.1	Term of Employment. "Term of Employment" for purposes of
this Agreement is the period of time beginning on the Effective Date and ending on the third anniversary of the Effective Date (unless sooner terminated pursuant to this Agreement).

2. Employment

2.1	Offer and Acceptance of Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ
Executive during the Term of Employment and Executive agrees to accept such employment and to provide services during the Term of Employment in accordance with this Agreement.

2.2	Position. At the commencement of the Term of Employment,
Executive shall be employed as a senior executive.
Executive's position, authority and responsibilities and the type of work Executive is asked to perform, however, shall be determined by the Company in its sole discretion subject to the direction of the Members Committee of the Company
(the "Members Committee"); provided that, nothing in this paragraph shall in any way override Executive's right to terminate this Agreement for "Good Reason" as set forth in Paragraph 5.5.

2.3	Performance of Duties. Executive agrees to devote such
attention and time to the business and affairs of the Company as is customary for the type of position held by Executive and, to the extent necessary to discharge the responsibilities and duties assigned to Executive under this Agreement, to use Executive's reasonable best efforts to perform such responsibilities faithfully and efficiently.



2.4	Sharing Duties. Nothing in this Agreement shall preclude the
Company from designating another person or persons to share the responsibilities and the duties of the Executive and, except as specified by the Company, no such designation shall be considered a termination of the Executive's employment with the Company or a basis for Termination by Executive for Good Reason pursuant to Paragraph 5.5, provided Executive's continuing responsibilities and duties are consistent with senior executive status.

3. Base Compensation and Benefits

3.1	Base Salary. During the Term of Employment, Executive shall
receive a base salary at a monthly rate of $30,850. The base salary shall be reviewed at least annually by the Members
Committee. Base salary may be adjusted upwardly but shall not be reduced except to the extent that reductions of the same percentage are being made at the same time to the salaries of all other Company officers at or above the vice-president level, and such base salary shall be restored to its prior level when, and to the same extent as, the restoration that applies to the other officers.

3.2	Savings and Retirement Plans. During the Term of Employment,
Executive shall be entitled to participate in all savings and retirement plans and programs applicable to other key executives of the Company.

3.3	Employee Welfare Benefit Plans. During the Term of
Employment, Executive and/or Executive's family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, welfare benefit plans provided by the Company to its employees.

3.4	Expenses. During the Term of Employment, Executive shall be
entitled to receive prompt reimbursement for all reasonable expenses for entertainment, travel, meals, lodging and similar business expenses which are authorized by the Company and actually incurred by the Executive in the performance of his employment by the Company in accordance with the policies and procedures of the Company.

3.5	Vacation. During the Term of Employment, Executive shall be
entitled to paid vacation in accordance with the vacation policy of the Company.


4. Other Compensation and Benefits

4.1	Short-Term Incentive. Executive will be eligible to
participate in a Company short-term incentive compensation program covering the one year period beginning on the Effective Date ("the 1996 Short-Term Plan"). The maximum
	amount to be awarded to Executive under the 1996 Short-term Plan is fifty percent of executive's initial annual base salary for 1996. The performance criteria used to determine the actual payout amount shall be determined by the Members
Committee. The rules for the 1996 Short-term Plan, regarding
Method and Time of Award, Rights on Termination of
Employment, and Death of a Participant, shall be the same as the 1995 Radian Officers' Short-Term Incentive Compensation
Plan, except that payment, if any, under the 1996 Short-Term
Plan will be paid as soon as possible after the first anniversary of the Effective Date.

4.2	Long-Term Incentive. The Members Committee will adopt an
incentive compensation plan for the period beginning on the Effective Date and continuing through 1998 ("the Long-term
Plan"). Under the Long-term Plan, Executive will receive a minimum payment consisting of a share of a pool of $1,200,000, which will be established by the Company and distributed among Executive, [intentionally deleted], with Executive's share of such pool to be determined by the Members Committee in its sole discretion. Executive will also be eligible to receive an additional payment under the Long-term Plan, contingent upon Company performance. Within three months of the Effective Date, the Members Committee will establish financial/business goals under the Long-term
Plan. If the Company achieves the goals set out in the Long-term Plan established by the Members Committee,
Executive will receive, in addition to the minimum payment set forth above, a share of a pool of $2,400,000, which will be established by the Company and distributed among Executive, [intentionally deleted], with Executive's share of such pool to be determined by the Members Committee in it sole discretion. Performance results above or below the Long-term
Plan goal(s) will increase or reduce the amount of this additional pool, according to the Long-term Plan formula.
Payout to Executive under the Long-term Plan will be made in the first quarter of 1999. If Executive dies, becomes totally disabled (as defined in Paragraph 5.2), or retires with the written consent of the Company, on or before December 31, 1998, the payment to Executive or his beneficiary under the Long-term Plan shall be prorated according to the number of months of employment in the period beginning on the Effective Date and ending on December 31, 1998. If Executive's employment with the
Company is terminated on or before December 31, 1998, for reasons other than Cause (as defined in Paragraph 5.4) or is terminated on or before December 31, 1998, by Executive for Good Reason (as defined in Paragraph 5.5) unless in either case Executive elects under either Paragraph 5.3 or 5.5, as the case may be, to compete without regard to the Provisions of Paragraph 8. 1, Executive shall be entitled to receive in the first quarter of 1999 a payment under the Long-term Plan as if Executive had remained employed with the Company through December 31, 1998. If Executive is terminated by the Company for Cause on or before December 31, 1998, Executive shall lose any right to receive any payment under the Long-term Plan. If one or more of the participants in the Long-term Plan terminates employment with the Company on or before December 31, 1998, for reasons making them ineligible for any payout under the Long-term Plan or eligible for only a prorated payment under the Long-term Plan, the Members
Committee may reduce the size of either or both pools by an amount or amounts to be determined by the Members Committee in its sole discretion.

4.3	Radian Corporation Supplemental Executive Retirement Plan.
During the Term of Employment of Executive by the Company, Company shall maintain the Radian Corporation Supplemental
Executive Retirement Plan, effective January 1, 1991, as modified and in effect on January 1, 1995, or the substantial equivalent thereof, in effect for the benefit of Executive.

4.4	Salary Continuation Agreement. During the Term of Employment
of Executive by the Company, Company shall maintain the Executive's January 1, 1986, and April 4, 1989, Salary
Continuation Agreements with Radian, or the substantial equivalent thereof, in effect for the benefit of Executive.

4.5	Post-employment Medical Coverage. In the event of
termination of employment of Executive during the Term of Employment for reasons other than death, disability, "Cause" (defined in Paragraph 5.4), or voluntary termination other than for "Good Reason" (defined in Paragraph 5.5), prior to the time Executive is eligible for Medicare benefits, then medical insurance coverage comparable to coverage provided to officers of the Company on the date of Executive's termination shall be provided by Company for Executive, Executive's spouse and dependents, the full cost of which shall be paid by Executive, until Executive is eligible for coverage under Medicare or another group plan.

5. Termination of Employment

5.1	Death. This Agreement shall terminate automatically upon
Executive's death during the Term of Employment. In the event of such termination, the Company shall pay to Executive's estate within 60 days after the date of Executive's death, all benefits and compensation accrued under this Agreement prior to the date of Executive's death, but will have no further obligation under this Agreement to pay any additional base salary.



5.2 	Disability. This Agreement shall terminate
automatically upon Executive's permanent total disability during the Term of Employment. In the event of such termination, the Company shall pay to Executive within 60 days after the date of termination under this Paragraph 5.2 all benefits and compensation accrued hereunder prior to the date of such termination but will have no further obligation under this Agreement to pay any additional base salary. For the purposes of this Agreement, "total disability" means physical or mental incapacity that qualifies Executive to receive disability benefits under the Federal Social Security Act and prevents Executive from engaging in any employment with the Company or in any other employment or occupation for remuneration or profit consistent with Executive's qualifications and experience.

5.3	Termination by the Company without Cause. The Company may
terminate this Agreement and Executive's employment under this Agreement without Cause at any time upon written notice to Executive. Company shall pay Executive his base salary accrued through the date of such termination. In the event of termination of Executive's employment pursuant to this Paragraph 5.3, Executive shall be relieved of his obligations under Article 2 of this Agreement, and shall be free to seek other employment and shall have the option either to (i) compete without regard to the provisions of Paragraph 8.1 or (ii) to comply with Paragraph 8.1 and receive from the Company all payments and all benefits under this Agreement which would have been made to him or accrued to him in the absence of termination by the Company without Cause. Executive shall exercise such option by a written notice to the Company within thirty (30) days following termination pursuant to this Paragraph 5.3. If Executive fails to provide written notice to the Company, Executive will be deemed to have elected to compete without regard to the provisions of Paragraph 8. 1. In the event that Executive elects (by notice or by default) to compete without regard to the provisions of Paragraph 8.1, such notice shall be accompanied by any payments made by the Company to Executive which accrued after the date of such termination and the Company will be relieved from any further obligations under this Agreement.

5.4	Termination by the Company for Cause. The Company may
terminate Executive's employment for "Cause". For the purpose of this Agreement, "Cause" for termination of Executive means (i) the repetitive failure by the Executive to substantially perform the Executive's duties as requested by the Members Committee provided that the duties requested by the Members Committee are consistent with senior executive status in the Company and with continued residence in Austin, Texas, (ii) any act or failure to act by Executive which constitutes gross negligence or willful misfeasance or malfeasance in the performance of his duties,
(iii) the conviction of Executive of a felony, (iv) conduct by the Executive that involves theft, fraud or dishonesty, or (v) the Executive's violation of the provisions of Articles 7 or 8 of this Agreement. "Cause" does not include an isolated, insubstantial and inadvertent action taken, or failure not occurring in bad faith, and which is remedied by Executive promptly after receipt of written notice thereof given by the Company. If Executive's employment is terminated for Cause or if Executive resigns voluntarily, Company shall pay Executive his base salary accrued through the date of such termination or resignation, whereupon Company shall have no further obligations to Executive under this Agreement.

5.5	Termination by Executive for Good Reason. Executive's
employment may be terminated by Executive for "Good Reason". For purposes of this Agreement, "Good Reason" means (i) the assignment to Executive of any duties inconsistent in a material respect with senior executive status in the Company; (ii) any material failure by Company to comply with the provisions of Articles 3 and 4 of this Agreement or
(iii) any requirement by the Company that Executive relocate to a city other than Austin, Texas, or the assignment of job duties or responsibilities which are inconsistent with Executive's continued residence in Austin, Texas (except for travel reasonably required in the performance of the Executive's job duties or responsibilities). Executive shall not be entitled to terminate for Good Reason by reason of an isolated, insubstantial and inadvertent action taken or failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by Executive. The parties to this Agreement understand that although Company has the right pursuant to Article 2 of this Agreement to change the position, authority, responsibilities and type of work Executive is asked to perform, any material change which is inconsistent with senior executive status shall entitle Executive to exercise the termination right set out in this Paragraph 5.5. Executive shall have a period of thirty (30) days from the date of any event which constitutes "Good Reason" under this Paragraph 5.5 to exercise his termination right under this Paragraph 5.5. At the expiration of the thirty (30) day period, the termination right under this Paragraph 5.5 is waived with respect to that particular change but not with respect to any additional change in position, authority, responsibilities or type of work required by the Company. In the event of termination of Executive's employment by Executive for Good Reason pursuant to this Paragraph 5.5, Executive shall be relieved of his obligations under Article 2 and shall be free to seek other employment and shall have the option either to (i) compete without regard to the provisions of Paragraph 8.1 (in which case Company shall be relieved of all obligations to Executive under this Agreement, including but not limited to the payments under the 1996 Short-term Plan set forth in Paragraph 4.1 and the Long-term Plan set forth in Paragraph 4.2) or (ii) receive benefits hereunder which would have been made to him or accrued to him in the absence of termination of this Agreement by Executive for Good Reason. Executive shall exercise such option by a written notice to the Company within 30 days following termination pursuant to this Paragraph 5.5. If Executive fails to provide written notice to the Company, Executive will be deemed to have elected to compete without regard to the provisions of Paragraph 8.l.
If Executive elects (by notice or by default) to compete without regard to the provisions of Paragraph 8.1, such notice shall be accompanied by any payments made by the Company to Executive which accrued after the date of such termination and the Company will be relieved from any further obligations under this Agreement.

6. Set-Off

6.1	Set-Off. The Company shall be entitled to set off against
the amounts payable to the Executive under this Agreement, any amounts owed to the Company by the Executive.

7. Confidential Information

7.1	Non-disclosure of Confidential Information. The Executive
agrees to hold in a fiduciary capacity for the benefit of the Company all proprietary or confidential information, knowledge or data relating to the Company which shall have been obtained by Executive during Executive's employment by the Company as well as all proprietary and confidential information of a third party to which Executive has access during Executive's employment by the Company, provided the Company is under an obligation of confidence to said third party regarding such information. During and after the end of the Term of Employment, except as may be required by the lawful order of a court or government agency of competent jurisdiction, Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone not bound by an obligation of confidence to the Company, or utilize such information, knowledge or data for any purpose other than for the Company's benefit and, where applicable, not communicate or divulge any third party information without said third party's prior written permission. The Executive's obligations under this Paragraph 7.1 shall continue for five years following Executive's termination of employment. For purposes of this Agreement proprietary or confidential information does not include information which is or becomes public knowledge through no fault of the Company or Executive, or information that is or becomes known to others as a result of disclosure by a person or entity other than Executive who is not in breach of a confidentiality obligation to the Company or, where appropriate, to a third party in making such disclosure.

7.2	Return of Company Property. Upon the termination of
Executive's employment or at the Company's earlier request, the Executive will promptly return to the Company any and all records, documents, physical property, information, computer disks or other materials relating to the business of the Company developed or obtained by the Executive during the Executive's course of employment with the Company.

7.3	Inventions. The Executive shall keep the Company informed
of, and shall execute such assignments as may be necessary to transfer to the Company the benefits of, any copyrights, inventions, discoveries, improvements, trade secrets, developments, processes, and procedures made by the Executive, in whole or in part, or conceived by the Executive either alone or with others, which result from any work which the Executive may do for or at the request of the Company, whether or not conceived by the Executive while at work, on holiday, on vacation, or off the premises of the Company including such of the foregoing items that are conceived during the course of employment and developed or perfected after the Executive's termination of employment.
The Executive shall, without additional compensation, assist the Company or any other person or entity nominated by it, in an effort to obtain copyrights, patents, trademarks and service marks and the Executive agrees to execute all documents and to take all other actions which are necessary or appropriate to secure to the Company the benefits thereof. Such copyrights, patents, trademarks and service marks shall become the property of the Company. The
Executive shall deliver to the Company all sketches, drawings, models, figures, plans, outlines, descriptions or other information with respect thereto.

7.4	Disclosure to Court or Agency. To the extent that any court
or government agency seeks to have the Executive disclose proprietary or confidential information, the Executive shall promptly inform the Company, and the Executive shall take all reasonable steps to prevent disclosure of confidential information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or government agency. To the extent that the Executive obtains information on behalf of the Company that may be subject to attorney-client privilege as to the Company's attorneys, the Executive shall take all reasonable steps to maintain the confidentiality of such information and to preserve such privilege.


8. Covenant Not to Compete

8.1	Covenant Not to Compete. If Executive's employment
terminates during the Term of Employment for any reason, then for the longer of one year following termination or the unexpired portion of the Term of Employment, Executive shall not participate in the management of, or act as a consultant for or an employee of, or directly or indirectly perform services (as an employee, manager, consultant, independent contractor, advisor or otherwise) for, or invest in any business operation, enterprise or organization which engages in significant competition with any line of business at the time actively conducted by the Company in any geographic area where such business is then conducted. This Paragraph
8.1 shall not apply if Executive is terminated without Cause under Paragraph 5.3 and provides notice under such paragraph to have this covenant not apply. This Paragraph 8.1 shall not apply if Executive terminates for Good Reason under Paragraph 5.5 and provides notice under such paragraph.

9. Equitable Remedies

9.1	Remedy in the Event of Breach. Executive acknowledges that
damages are an inadequate remedy for breach of Articles 7 or 8 because of the difficulty of ascertaining the amount of damages that would be suffered by the Company in the event
Articles 7 or 8 are breached, and Executive therefore agrees that the Company may seek injunctive or other equitable relief against any breach of this Agreement without bond or any other security being required.

10. Notices and Communications

10.1	All notices and other communications under this Agreement
shall be in writing and shall be effective when hand delivered to the other party or when sent by facsimile or when mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the parties at the addresses set forth below or such other address as either party shall have furnished to the other in writing in accordance herewith:

	In the case of the Company:

Chairman, Members Committee
c/o Radian International LLC
8501 North Mopac Boulevard
Austin, Texas 78759
FAX: (517) 636-0278

	with a copy to:


The Dow Chemical Company
Attn.: Human Resources Legal
Employee Development Center
Midland, Michigan 48674
FAX: (517) 638-9793

	In the case of the Executive:

Donald M. Carlton
c/o Radian International LLC
8501 North Mopac Boulevard
Austin, Texas 78759
FAX: (512) 419-6282

11. Miscellaneous

11.1	Non-assignability. The rights and obligations extended by
the Company to Executive under this Agreement are personal to Executive and shall not be assignable by Executive without the prior written consent of the Company.

11.2	Withholding. All compensation payable under this Agreement
shall be subject to customary withholding taxes and other employment taxes as required with respect to compensation paid by a corporation to an employee and the amount of compensation payable under this Agreement shall be reduced appropriately to reflect the amount of any required withholding. The Company shall have no obligation to make any payments to the Executive or to make the Executive whole for the amount of any required taxes.

11.3	Nonalienation. The interests of the Executive under this
Agreement are not subject to the claims of the Executive's creditors, other than the Company, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered.

11.4	Waiver of Breach. The waiver by either the Company or the
Executive of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or the Executive. Continuation of payments under this Agreement by the Company following a breach by the Executive of any provision of this Agreement shall not preclude the Company from thereafter terminating said payments based upon the same violation.

11.5	Enforceability . This Agreement shall inure to the benefit
of and be enforceable by the parties, and their respective heirs, personal representatives, successors and assigns.

11.6	Applicable Law. This Agreement shall be governed by and
construed in accordance with the substantive laws of the State of Delaware.

11.7	Validity. The invalidity or unenforceability of any
provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

11.8	Captions. The captions contained in this Agreement are not
part of the provisions of this Agreement and shall have no force or effect.

11.9	Amendments. This Agreement may not be amended or modified
other than by written agreement executed by the parties, nor may any provision be waived except by a writing signed by the party waiving such provision.

11.10 Execution of Agreement. This Agreement may be executed in duplicate originals.

11.11 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter of this Agreement.



IN WITNESS WHEREOF, Company and Executive have caused this
Agreement to be executed.

RADIAN INTERNATIONAL LLC		EXECUTIVE

By:  /s/ P.E. Hudson		/s/ Donald M. Carlton
Name:   P. E. Hudson		Donald M. Carlton

Title: Treasurer (Interim)

Date: January 30, 1996		Date: